Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-92326, 333-117148, 333-118728, 333-136845 and 333-152213) and on Form S-3 (Nos. 333-136046, 333-136366, 333-143680 and 333-152188) of TerreStar Corporation of our reports dated March 16, 2010, with respect to the consolidated financial statements of TerreStar Corporation and the effectiveness of internal control over financial reporting of TerreStar Corporation included in this Annual Report (Form 10-K) of TerreStar Corporation for the year ended December 31, 2009.

/s/ Ernst & Young LLP

McLean, Virginia

March 16, 2010